Exhibit 10.5

CONFIDENTIAL TREATMENT

[***] Indicates that text has been omitted, which is the subject of a confidential treatment request. This text has been separately filed with the SEC.

EXECUTION COPY

SERVICES AGREEMENT

dated as of January 28, 2011

between

COMCAST CORPORATION

and

NAVY, LLC

TABLE OF CONTENTS

		PAGE
ARTICLE 1
DEFINITIONS

Section 1.01.	Certain Defined Terms	1
ARTICLE 2
SERVICES AND DURATION

Section 2.01.	Services	4
Section 2.02.	Duration of Services	5
Section 2.03.	Additional Unspecified Services	5

ARTICLE 3
OTHER ARRANGEMENTS

Section 3.01.	Software and Software Licenses	5

ARTICLE 4
ADDITIONAL AGREEMENTS

Section 4.01.	Co-location and Facilities Matters	6
Section 4.02.	Access	9

ARTICLE 5
COSTS AND DISBURSEMENTS

Section 5.01.	Costs and Disbursements	9
Section 5.02.	No Right to Set-Off	10

ARTICLE 6
STANDARD FOR SERVICE

Section 6.01.	Standard for Service	10
Section 6.02.	Disclaimer of Warranties	11
Section 6.03.	Compliance with Laws and Regulations	11

ARTICLE 7
LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01.	Limited Liability of a Provider	11
Section 7.02.	Additional Limitation on Liability	12

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SCHEDULES

SCHEDULE A-1	Comcast Services (non-HR Services)
SCHEDULE A-2	Comcast HR Services
SCHEDULE B	Comcast Facilities
SCHEDULE C	Newco Services
SCHEDULE D	Newco Facilities

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This Services Agreement, dated as of January 28, 2011 (this “Agreement”), is made between Comcast Corporation, a Pennsylvania corporation (“Comcast”), and Navy, LLC, a Delaware limited liability company (“Newco”).

RECITALS

WHEREAS, General Electric Company (“GE”), NBC Universal Media, LLC (f/k/a NBC Universal, Inc.), Comcast and Newco entered into that certain Master Agreement dated as of December 3, 2009 (as amended, modified or supplemented from time to time in accordance with its terms, the “Master Agreement”).

WHEREAS, pursuant to the Master Agreement, the Parties (as defined below) agreed that (a) Comcast shall provide or cause to be provided to Newco (and/or its Subsidiaries on the date hereof immediately after giving effect to the Closing (as defined in the Master Agreement), collectively hereinafter referred to as the “Newco Entities”) certain services, use of facilities and other assistance in accordance with the terms and subject to the conditions set forth herein and (b) Newco shall provide or cause to be provided to Comcast (and/or its Subsidiaries on the date hereof immediately after giving effect to the Closing, collectively hereinafter referred to as the “Comcast Entities”) certain services, use of facilities and other assistance in accordance with the terms and subject to the conditions set forth herein.

WHEREAS, the Master Agreement requires execution and delivery of this Agreement by Comcast and Newco at the Closing.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Certain Defined Terms. (a) Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as in the Master Agreement.

(b) The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Additional Services” shall have the meaning set forth in Section 2.03.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, none of Comcast or any of its Subsidiaries shall be deemed Affiliates of Newco and its Subsidiaries.

“Agreement” shall have the meaning set forth in the Preamble.

“Comcast” shall have the meaning set forth in the Preamble.

“Comcast Entities” shall have the meaning set forth in the Recitals.

“Comcast Facilities” shall have the meaning set forth in Section 4.01(b).

“Comcast Services” shall have the meaning set forth in Section 2.01(a).

“Confidential Information” shall have the meaning set forth in Section 10.03(a).

“Controlling Party” shall have the meaning set forth in Section 7.05(b).

“Dispute” shall have the meaning set forth in Section 8.01(a).

“Facilities” shall have the meaning set forth in Section 4.01(b).

“Expiration Date” means the date on which designees of Comcast no longer represent a majority of the board of directors of Newco.

“Force Majeure” means, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), including acts of God, storms, floods, riots, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources.

“GE” shall have the meaning set forth in the Recitals.

“GE Entities” means GE and/or its Subsidiaries on the date hereof immediately after giving effect to the Closing.

“Indemnified Party” shall have the meaning set forth in Section 7.05(a).

“Indemnifying Party” shall have the meaning set forth in Section 7.05(a).

“Master Agreement” shall have the meaning set forth in the Recitals.

“Newco” shall have the meaning set forth in the Preamble.

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“Newco Entities” shall have the meaning set forth in the Recitals.

“Newco Facilities” shall have the meaning set forth in Section 4.01(a).

“Newco Operating Agreement” means the Amended and Restated Limited Liability Company Agreement of Newco, dated as of the date hereof, as the same may be amended from time to time.

“Newco Services” shall have the meaning set forth in Section 2.01(a).

“Party” means Comcast and Newco individually, and “Parties” means Comcast and Newco collectively, and, in each case, their permitted successors and assigns.

“Prime Rate” means the prime rate published in the eastern edition of The Wall Street Journal or a comparable newspaper if The Wall Street Journal shall cease publishing the prime rate.

“Provider” means the Party or its Subsidiary providing a Service or an Additional Service under this Agreement.

“Provider Indemnified Party” shall have the meaning set forth in Section 7.01.

“Recipient” means the Party or its Subsidiary to whom a Service or any Additional Service under this Agreement is being provided.

“Recipient Indemnified Party” shall have the meaning set forth in Section 7.04.

“Representatives” shall have the meaning set forth in Section 10.03(a).

“Schedule(s)” means Schedule A-1, Schedule A-2, Schedule B, Schedule C and Schedule D, each as attached hereto.

“Service Charges” shall have the meaning set forth in Section 5.01(a).

“Services” shall have the meaning set forth in Section 2.01(a).

“Subsidiary” of any specified Person means (x) any other Person of which such first Person owns (either directly or through one or more other Subsidiaries) a majority of the outstanding Equity Securities or securities carrying a majority of the voting power in the election of the board of directors or other governing body of such Person and with respect to which entity such first Person is not otherwise prohibited contractually or by other legally binding authority from exercising Control or (y) any other Person with respect to which such first

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Person acts as the sole general partner, manager, managing member or trustee (or Persons performing similar functions); provided, however, for the purposes of this Agreement, Newco and its Subsidiaries shall not be deemed to be Subsidiaries of Comcast.

“Termination Charges” means any and all fees or expenses (which may include wind-down costs, breakage fees, early termination fees or charges, minimum volume make-up charges) payable to any unaffiliated third-party provider as a result of any early termination or reduction of a Service.

“Third Party Claim” shall have the meaning set forth in Section 7.05(a).

ARTICLE 2

SERVICES AND DURATION

Section 2.01. Services. (a) Subject to the terms and conditions of this Agreement, Comcast shall continue to provide (or cause to be continued to be provided) to the Newco Entities the services listed in Schedule A-1, Schedule A-2 and Schedule B attached hereto (the “Comcast Services”). Subject to the terms and conditions of this Agreement, Newco shall continue to provide (or cause to be continued to be provided) to the Comcast Entities the services listed in Schedule C and Schedule D attached hereto (the “Newco Services”, and collectively with the Comcast Services and any Additional Services, the “Services”). All the Services shall be for the sole use and benefit of the respective Recipient.

(b) Notwithstanding anything to the contrary contained in this Agreement or in the Master Agreement, if any Service to be provided by the Provider under this Agreement is (a) provided through a third party provider or (b) dependent in whole or in part upon receipt by the Provider of services, rights (e.g., license rights) or functionalities provided by a third party, the Provider shall not be obligated to provide such Service from and after the earlier of (i) the termination or expiration of the Provider’s agreement with such third party provider or (ii) such time as the Provider no longer is permitted, whether as a result of the passage of time following the consummation of the transactions contemplated by the Master Agreement or by reason of subsequent reductions in the level of Comcast’s direct or indirect ownership percentage in Newco, to (x) continue to provide such Service under its agreement with such third party provider or (y) receive such rights or functionalities from such third party; provided that, in the case of clause (ii), the Provider shall use its commercially reasonable efforts to seek to obtain a waiver of such limitation from such third party (it being understood that the Provider shall not be required to make any payments (unless the Recipient agrees to reimburse the Provider for such payments) or otherwise grant any accommodation to such third party in order to obtain such waiver).

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Section 2.02. Duration of Services. Subject to the terms of this Agreement (including Section 2.01(a)), each of Comcast and Newco shall continue to provide or cause to be continued to be provided to the respective Recipients each Service until the earliest to occur of, with respect to each such Service, (i) the expiration of the period of duration for such Service as set forth in the applicable Schedule, (ii) termination of such Service pursuant to Article 9 hereof and (iii) the Expiration Date. In connection with the expiration or termination of any Service, the Provider of such Service shall, upon the request of the applicable Recipient, cooperate in good faith with, and use commercially reasonable efforts to assist, such Recipient in its efforts to transition itself to a stand alone entity with respect to such Service.

Section 2.03. Additional Unspecified Services. After the date hereof, if Comcast or Newco identifies a service that (a) the Comcast Entities or the GE Entities provided to the Contributed Comcast Businesses or the NBCU Businesses prior to the Closing Date that Newco reasonably needs in order for the Combined Businesses to continue to operate in substantially the same manner in which the Contributed Comcast Businesses and NBCU Businesses operated prior to the Closing Date, and such service was not included in Schedule A-1 or Schedule B (but excluding any services of the nature contemplated by the Comcast Employee Matters Agreement, the provision of which shall be governed thereby), or (b) the Contributed Comcast Businesses provided to Comcast or its Subsidiaries prior to the Closing Date that Comcast reasonably needs in order for Comcast or its Subsidiaries to continue to operate in substantially the same manner in which Comcast or its Subsidiaries operated prior to the Closing Date, and such service was not included in Schedule C or Schedule D, then, in each case, Newco and Comcast shall use commercially reasonable efforts to provide such requested services (such additional services, the “Additional Services”). Unless specifically agreed in writing to the contrary, the Parties shall amend the appropriate Schedule in writing to include such Additional Services (including the incremental fees and termination date with respect to such Additional Services) and such Additional Services shall be deemed Services hereunder, and accordingly, the Party requested to provide such Additional Services shall provide such Additional Services, or cause such Additional Services to be provided, in accordance with the terms and conditions of this Agreement.

ARTICLE 3

OTHER ARRANGEMENTS

Section 3.01. Software and Software Licenses. (a) If and to the extent requested by Newco, Comcast shall use commercially reasonable efforts to assist Newco in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary, certain computer software necessary for a Provider to provide, or a Recipient to receive, Comcast Services; provided,

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however, that Newco shall identify the specific types and quantities of any such software licenses; provided, further, that Comcast shall not be required to pay any fees or other payments (unless Newco agrees to reimburse Comcast for such fees and payments) or incur any obligations to enable Newco to obtain any such license or rights; and provided, further, that Comcast shall not be required to seek broader rights or more favorable terms for Newco than those applicable to the Contributed Comcast Businesses or the NBCU Businesses, as the case may be, prior to the date hereof or as may be applicable to Comcast from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that Comcast’s efforts will be successful or that Newco will be able to obtain such licenses or rights on acceptable terms or at all and, where Comcast enjoys rights under any enterprise, site or similar license grant, the Parties acknowledge that such license may preclude partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities.

(b) If and to the extent requested by Comcast, Newco shall use commercially reasonable efforts to assist Comcast in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary, certain computer software necessary for a Provider to provide, or a Recipient to receive, the Newco Services; provided, however, that Comcast shall identify the specific types and quantities of any such software licenses; provided, further, that Newco shall not be required to pay any fees or other payments (unless Comcast agrees to reimburse Newco for such fees and payments) or incur any obligations to enable Comcast to obtain any such license or rights; and provided, further, that Newco shall not be required to seek broader rights or more favorable terms for Comcast than those applicable to the Contributed Comcast Businesses or the NBCU Businesses, as the case may be, prior to the date hereof or as may be applicable to Newco from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that Newco’s efforts will be successful or that Comcast will be able to obtain such licenses or rights on acceptable terms or at all and, where Newco enjoys rights under any enterprise, site or similar license grant, the Parties acknowledge that such license may preclude partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities.

ARTICLE 4

ADDITIONAL AGREEMENTS

Section 4.01. Co-location and Facilities Matters. (a) Comcast hereby grants to Newco a limited license to use and access space at certain facilities and to continue to use certain furnishings and equipment located at such facilities (including use of office security and badge services), in each case as listed in Schedule B (the “Comcast Facilities”), for substantially the same purposes as used in the Comcast Contributed Businesses immediately prior to the date hereof. Newco hereby grants, or shall cause one or more of its Subsidiaries to grant, to

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Comcast a limited license to use and access space at certain facilities and to continue to use certain equipment located at such facilities (including use of office security and badge services), in each case as listed in Schedule D (the “Newco Facilities”), for substantially the same purposes as used by Comcast other than in the Comcast Contributed Businesses immediately prior to the date hereof. In the event that after the date hereof, either Comcast or Newco determines (i) that there are other facilities where such Party reasonably needs to co-locate in order (A) for the Combined Businesses to continue to operate in substantially the same manner in which the Contributed Comcast Businesses operated prior to the Closing Date or (B) for Comcast or its Subsidiaries to continue to operate in substantially the same manner in which Comcast or its Subsidiaries operated prior to the Closing Date, as applicable, and such other facilities are not listed in Schedule B or Schedule D, as applicable (other than because the Parties agreed that such facilities would not be provided), or (ii) that such Party does not require use of one or more of the Comcast Facilities or Newco Facilities, as the case may be, such Party may request a corresponding change to Schedule B or Schedule D, as applicable, and the Parties will discuss such Party’s request and negotiate in good faith a mutually satisfactory arrangement. For the avoidance of doubt, at each of the Comcast Facilities and Newco Facilities, Comcast and Newco, as the case may be, shall, in addition to providing access and the right to use such facilities, provide to the personnel of Comcast and Newco, as the case may be, substantially all ancillary services that are provided as of the date hereof to its own employees at such facility, such as, by way of example and not limitation, reception, general maintenance (subject to the immediately following sentence), janitorial, security (subject to the immediately following sentence) and telephony services, access to duplication, facsimile, printing and other similar office services, technical and/or computer support services (to the extent provided in accordance with past practices and, subject to the proviso in Section 2.01(b) hereof, to the extent Comcast or Newco continues to be permitted under arrangements with the third party providers of such services to provide such services) and use of cafeteria, breakroom, restroom and other similar facilities. Unless otherwise provided in the Schedules, such ancillary services (i) shall not include research and development services or medical services and (ii) shall only include (A) in the case of security, those services provided in connection with shared areas of a Comcast Facility or a Newco Facility, as the case may be, it being understood that the Provider shall not provide security services to Recipient-specific areas of Provider’s facility (to the extent that it is reasonably practicable for Recipient to provide such services with respect to any such Recipient-specific area) or security passes that permit entrance to Provider-specific areas of Recipient’s facility and (B) in the case of maintenance services, those services historically provided that are general in nature and within the scope of customary maintenance of ordinary wear and tear. Comcast and Newco shall each maintain property insurance covering its respective real and personal property, or in which it has an insurable interest, including real and personal property of Persons in which it has an

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insurable interest or legal obligation to insure, and improvements and betterments, in each case insofar as such real and personal property is used in connection with the Services being provided hereunder.

(b) The Parties shall permit only their authorized Representatives, contractors, invitees or licensees to use the Newco Facilities and Comcast Facilities (collectively, the “Facilities”), as applicable, except as otherwise permitted by the other Party in writing. Each Party shall, and shall cause its respective Subsidiaries, Representatives, contractors, invitees or licensees to, vacate the other Party’s Facilities at or prior to the earliest of (i) the expiration date relating to each Facility set forth in Schedule B or Schedule D, as applicable, (ii) termination of such Service pursuant to Article 9, and (iii) the Expiration Date, and shall deliver over to the other Party or its Subsidiaries, as applicable, the Facilities in the same repair and condition at that date as on the date hereof, ordinary wear and tear and fire or other casualty excepted; provided, however, that, in the event that the third party lease for a Facility specifies otherwise, the Party vacating a Facility shall deliver over such Facility in such repair and condition (taking into account the date that the Party began its occupation of such Facility) as set forth in the third party lease, unless otherwise mutually agreed by the Parties. In addition to the access rights provided under Section 4.02, the Parties or their Subsidiaries, or the landlord in respect of any third party lease, shall have reasonable access to their respective Facilities from time to time as reasonably necessary for the security and maintenance thereof in accordance with past practice and the terms of any third party lease agreement, if applicable; provided, however, that, subject to the terms of any applicable third party lease agreement, each Party shall to the extent reasonably practicable provide reasonable advance notice to the other Party. The Parties agree to maintain commercially appropriate and customary levels (in no event less than what is required by the landlord under the relevant lease agreement) of property and liability insurance in respect of the Facilities they occupy and the activities conducted thereon and to be responsible for, and to indemnify and hold harmless the other Party in accordance with Article 7 hereof in respect of, the acts and omissions of its Subsidiaries, Representatives, contractors, invitees and licensees. Each of the Parties shall, and shall cause its Subsidiaries, Representatives, contractors, invitees and licensees to, comply with (i) all Laws applicable to their use or occupation of any Facility including those relating to environmental and workplace safety matters, (ii) the Party’s applicable site rules, regulations, policies and procedures, and (iii) any applicable requirements of any third party lease governing any Facility to the extent that such requirement relates to the portion of the Facility used by such Party. The Parties shall not make, and shall cause their respective Subsidiaries and Representatives, contractors, invitees and licensees to refrain from making, any material alterations or improvements to the Facilities except with the prior written approval of the other Party or its Subsidiaries, as applicable. The Parties shall provide heating, cooling, electricity

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and other utility services for the respective Facilities substantially consistent with levels provided prior to the date hereof. The rights granted pursuant to this Section 4.01 shall be in the nature of a license and shall not create a leasehold (or right to grant a sublicense or sub-leasehold to any unaffiliated third party) or other estate or possessory rights in Newco or Comcast, or their respective Subsidiaries, Representatives, contractors, invitees or licensees, with respect to the Facilities.

Section 4.02. Access. (a) Newco shall, and shall cause its Subsidiaries to, allow Comcast and its Representatives reasonable access to the facilities of Newco and its Subsidiaries necessary for Comcast to provide Services under this Agreement.

(b) Comcast shall, and shall cause its Subsidiaries to, allow Newco and its Representatives reasonable access to the facilities of Comcast and its Subsidiaries necessary for Newco to provide Services under this Agreement.

ARTICLE 5

COSTS AND DISBURSEMENTS

Section 5.01. Costs and Disbursements. (a) Except as otherwise provided in this Agreement or in the Schedules hereto, a Recipient of Services shall pay to the Provider of such Services a monthly fee for each Service (or category of Services, as applicable) as provided for in the relevant Schedule (the fee for a particular Service (or category of Services, as applicable) constituting a “Service Charge” and, collectively, “Service Charges”). The Service Charge for each Service (or category of Services, as applicable) as of the date hereof is set forth opposite such Service (or category of Services, as applicable) in the relevant Schedule. During the term of this Agreement, except as otherwise set forth on the applicable Schedule, the amount of a Service Charge for any Services (or category of Services, as applicable) shall not increase, except to the extent that there is an increase after the date hereof in the costs actually incurred by the Provider in providing such Services (or category of Services, as applicable), including as a result of (i) an increase in the amount of such Services (or category of Services, as applicable) being provided to the Recipient (as compared to the amount of the Services underlying the determination of a Service Charge), (ii) an increase in the rates or charges imposed by any third-party provider that is providing goods or services used by the Provider in providing the Services (or category of Services, as applicable) (as compared to the rates or charges underlying a Service Charge), (iii) an increase in the payroll or benefits for any personnel used by the Provider in providing the Services (or category of Services, as applicable), or (iv) without limiting the Provider’s obligations under Section 6.01, any increase in costs relating to any changes in the quality or nature of the Services (or category of Services, as applicable) provided, or how the Services (or category of Services, as applicable) are provided (including relating to newly

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installed products or equipment or any upgrades to existing products or equipment).

(b) Except as otherwise provided in a Schedule, the Provider shall deliver an invoice to the Recipient on a monthly basis for the duration of this Agreement (or at such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Affiliates of the Provider) in arrears for the Service Charges due to the Provider under this Agreement. The Recipient shall pay the amount of such invoice by wire transfer to the Provider within thirty (30) days of the date of such invoice as instructed by the Provider; provided that, to the extent consistent with past practice with respect to Services rendered outside the United States, payments may be made in local currency. If the Recipient fails to pay such amount by such date, the Recipient shall be obligated to pay to the Provider, in addition to the amount due, interest from and including the date such payment is due, to but excluding the date of payment, at an interest rate of 1-1/2% over the Prime Rate in effect from time to time during such period. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed. As soon as practicable after receipt of any reasonable written request by the Recipient, the Provider shall provide the Recipient with data and documentation supporting the calculation of a particular Service Charge for the purpose of verifying the accuracy of such calculation.

Section 5.02. No Right to Set-Off. The Recipient shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the Provider under this Agreement on account of any obligation owed by the Provider to the Recipient that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing; provided, however, that the Recipient shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by the Recipient to the Provider under this Agreement.

ARTICLE 6

STANDARD FOR SERVICE

Section 6.01. Standard for Service. Except as otherwise provided in this Agreement, and provided that the Provider is not restricted by an existing contract with a third party or by Law, the Provider agrees to perform the Services such that the nature, quality, standard of care and the service levels at which such Services are performed are no less than the nature, quality, standard of care and service levels at which the substantially same services were performed by or on behalf of the Provider (which in the case of Newco and its Subsidiaries providing Services hereunder, shall mean the nature, quality, standard of care and service

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levels at which the substantially same services were performed by or on behalf of the Contributed Comcast Businesses for Comcast) prior to the Closing Date (or, if not so previously provided, then substantially the same as that applicable to similar services provided to the Provider’s Affiliates or other business components). Notwithstanding the foregoing, the nature, quality and standard of care that the Provider shall provide in delivering a Service shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates and its other business components with respect to such Service. In the event there is any restriction on the Provider by an existing contract with a third party that would restrict the nature, quality or standard of care applicable to delivery of the Services, the Provider shall use its commercially reasonable efforts to seek to obtain a waiver of such restriction from such third party (it being understood that the Provider shall not be required to make any payments (unless the Recipient agrees to reimburse the Provider for such payments) or otherwise grant any accommodation to such third party in order to obtain such waiver) and, if such waiver is not obtained, the Provider shall use its commercially reasonable best efforts in good faith to provide such Services in a manner as closely as possible to the standards described in this Section 6.01.

Section 6.02. Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that the Services are provided as-is, that the Recipients assume all risks and liability arising from or relating to their use of and reliance upon the Services and each Provider makes no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.

Section 6.03. Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party will take any action in violation of any such applicable Law that would reasonably be likely to result in liability being imposed on the other Party.

ARTICLE 7

LIMITED LIABILITY AND INDEMNIFICATION

Section 7.01. Limited Liability of a Provider. Notwithstanding Article 6, no Provider shall have any liability in contract, tort or otherwise, for or in connection with any Services rendered or to be rendered by such Provider, its Affiliates or Representatives (each, a “Provider Indemnified Party”) pursuant to

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this Agreement, the transactions contemplated by this Agreement or any Provider Indemnified Party’s actions or inactions in connection with any such Services, to the Recipient or its Affiliates or Representatives, except to the extent that the Recipient or its Affiliates or Representatives suffer a Loss that results from such Provider Indemnified Party’s willful breach of this Agreement, or gross negligence or willful misconduct in connection with the provision of any such Services, transactions, actions or inactions.

Section 7.02. Additional Limitation on Liability. (a) Notwithstanding any other provision contained in this Agreement, no Provider Indemnified Party shall be liable for any exemplary, special, indirect, punitive, incidental or consequential losses, damages or expenses, including business interruption or loss of profits other than any such damages actually awarded to a third party in connection with a Third Party Claim.

(b) Except with respect to Losses caused by, resulting from, or arising out of or in connection with (i) Third Party Claims or (ii) willful misconduct, Comcast’s total liability (in connection with the provision of Services by Comcast and its Provider Indemnified Parties) with respect to this Agreement shall not exceed, in the aggregate, the aggregate amount of Service Charges paid hereunder to Comcast.

(c) Except with respect to Losses caused by, resulting from, or arising out of or in connection with (i) Third Party Claims or (ii) willful misconduct, Newco’s total liability (in connection with the provision of Services by Newco and its Provider Indemnified Parties) with respect to this Agreement shall not exceed, in the aggregate, the aggregate amount of Service Charges paid hereunder to Newco.

Section 7.03. Indemnification of Each Provider by the Relevant Recipient. Each Recipient shall indemnify and hold harmless each relevant Provider Indemnified Party from and against any Losses, and reimburse each relevant Provider Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Provider Indemnified Party is a Party, to the extent caused by, resulting from or in connection with any of the Services rendered or to be rendered by or on behalf of such Provider pursuant to this Agreement, the transactions contemplated by this Agreement or such Provider’s actions or inactions in connection with any such Services or transactions; provided that such Recipient shall not be responsible for any Losses (i) of such Provider Indemnified Party to the extent that such Loss is caused by, results from, or arises out of or in connection with a Provider Indemnified Party’s willful breach of this Agreement or gross negligence or willful misconduct in connection with the provision of Services hereunder or (ii)

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for which the Provider is required to indemnify a Recipient Indemnified Party pursuant to Section 7.04.

Section 7.04. Indemnification of Each Recipient by the Relevant Provider. Subject to the limitations set forth in Section 7.02, each Provider shall indemnify and hold harmless each relevant Recipient and its Affiliates and Representatives (each, a “Recipient Indemnified Party”) from and against any Losses, and reimburse each Recipient Indemnified Party for all reasonable expenses as they are incurred, whether or not in connection with pending litigation and whether or not any Recipient Indemnified Party is a Party, to the extent caused by, resulting from, or arising out of or in connection with (i) the willful breach of this Agreement by such Provider or the gross negligence or willful misconduct of such Provider in providing any of the Services rendered or to be rendered by or on behalf of such Provider pursuant to this Agreement or (ii) any violation of applicable Law by such Provider.

Section 7.05. Notification of Claims. (a) Any Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any assertion of any pending or threatened claim, demand or proceeding that the Indemnified Party has determined has given or would reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim, demand or proceeding asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the relevant facts and circumstances; provided, however, that the failure to provide timely notice shall not release the Indemnifying Party from any of its obligations under this Article 7 except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 7.05(a) with respect to any Third Party Claim, the Indemnifying Party may assume the defense and control of such Third Party Claim. In the event that the Indemnifying Party shall assume the defense of such claim, it shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense; provided that (i) if the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have a conflict of interest or different defenses available with respect to such Third Party Claim or (ii) the Indemnifying Party has not in fact employed counsel to assume control of such defense, the reasonable fees and expenses of one counsel (in addition to local counsel) to the Indemnified Parties shall be considered “Losses” for purposes of this Agreement. The party that shall control the defense of any such Third Party Claim (the “Controlling Party”) shall select counsel, contractors and consultants of recognized standing and competence. Comcast and Newco, as the case may

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be, shall, and shall cause each of their respective Affiliates and Representatives to, cooperate fully with the Controlling Party in the defense of any Third Party Claim. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall be entitled to control such defense. The Controlling Party shall keep the other Party advised of the status of such Third Party Claim and the defense thereof. If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with this Section 7.05(b), the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of, or consenting to the entry of any judgment arising from, such Third Party Claims unless (x) the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (ii) not encumber any of the assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim and (y) such settlement or consent shall not include an admission of wrongdoing on the part of any Indemnified Party.

Section 7.06. Exclusive Remedies. Except as otherwise set forth in Section 7.09 hereof or in the case of intentional fraud, the Parties acknowledge and agree that the indemnification provisions of Section 7.03 and Section 7.04 shall be the sole and exclusive remedies of any Indemnified Parties, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that they may at any time suffer or incur, or become subject to, as a result of any failure by the other Party to perform or comply with any covenant or agreement set forth herein. Without limiting the generality of the foregoing, the Parties hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

Section 7.07. Additional Indemnification Provisions. (a) With respect to each indemnification obligation contained in this Agreement all Losses shall be net of any third-party insurance proceeds that have been actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification.

(b) If an Indemnifying Party makes any payment for any Losses suffered or incurred by an Indemnified Party pursuant to the provisions of this Article 7, such Indemnifying Party shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Losses and with respect to the claim giving rise to such Losses.

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(c) For the avoidance of doubt, Losses covered by Section 7.03 or Section 7.04 hereof may include Losses incurred in connection with a Third Party Claim.

Section 7.08. Liability for Payment Obligations. Nothing in this Article 7 shall be deemed to eliminate or limit, in any respect, Comcast’s or Newco’s express obligation in this Agreement to pay Termination Charges or Service Charges for Services rendered in accordance with this Agreement.

Section 7.09. Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 10.10.

Section 7.10. Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any Loss for which such Indemnified Party seeks indemnification under this Agreement.

ARTICLE 8

DISPUTE RESOLUTION

Section 8.01. Dispute Resolution. (a) In the event of any dispute, controversy or claim arising out of or relating to the transactions contemplated by this Agreement, or the validity, interpretation, breach or termination of any provision of this Agreement, or calculation or allocation of the costs of any Service, including claims seeking redress or asserting rights under any Law (each, a “Dispute”), Comcast and Newco agree to negotiate in good faith in an attempt to resolve such Dispute amicably. If such Dispute has not been resolved to the mutual satisfaction of Comcast and Newco within sixty (60) days after the initial notice of the Dispute (or such longer period as the Parties may agree), then, the Chief Financial Officer of Newco on behalf of Newco and Robert S. Pick on behalf of Comcast shall negotiate in good faith in an attempt to resolve such Dispute amicably for an additional twenty (20) days (or such longer period as the Parties may agree). If at the end of such time such Persons are unable to resolve such Dispute amicably, then such Dispute shall be resolved in accordance with the judicial process referred to in Sections 12.10 and 12.11 of the Master Agreement, provided that such judicial process shall not modify or add to the remedies available to the Parties under this Agreement.

(b) In any Dispute regarding the amount of a Service Charge, if after such Dispute is finally adjudicated pursuant to the dispute resolution and/or judicial process set forth in Section 8.01(a), it is determined that the Service

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Charge that the Provider has invoiced the Recipient, and that the Recipient has paid to the Provider, is greater or less than the amount that the Service Charge should have been, then (i) if it is determined that the Recipient has overpaid the Service Charge, the Provider shall within five (5) Business Days after such determination reimburse the Recipient an amount of cash equal to such overpayment, plus interest, from and including the date of the payment by the Recipient, to but excluding the date of reimbursement by the Provider, at an interest rate of 1-1/2% over the Prime Rate in effect from time to time during such period and (ii) if it is determined that the Recipient has underpaid the Service Charge, the Recipient shall within five (5) Business Days after such determination reimburse the Provider an amount of cash equal to such underpayment, plus interest, from and including the date such payment originally should have been made by the Recipient, to but excluding the date of reimbursement by the Recipient, at an interest rate of 1-1/2% over the Prime Rate in effect from time to time during such period. Any such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

ARTICLE 9

TERM AND TERMINATION

Section 9.01. Term and Termination. (a) This Agreement shall commence immediately upon the Closing Date and shall terminate upon the earliest to occur of: (i) the last date on which either Party is obligated to provide any Service to the other Party in accordance with the terms hereof, (ii) the mutual written agreement of the Parties to terminate this Agreement in its entirety and (iii) the Expiration Date. Notwithstanding the foregoing, Comcast and Newco shall agree to provide the Comcast Services and the Newco Services, respectively, on the terms and conditions set forth in this Agreement for a commercially reasonable period following the Expiration Date to the extent necessary to avoid significant disruption to Newco’s or Comcast’s business, as applicable; provided that, during such period, Comcast shall not be obligated to provide services (A) that historically have not been generally provided under transition services agreements to former businesses that were divested by Comcast, (B) that are not appropriate to be provided, in the reasonable judgment of Comcast, due to constraints under Law, (C) that, in accordance with internal policies, procedures or practices of Comcast in effect on the Expiration Date, Comcast does not provide to an entity in which Comcast holds a minority equity interest or (D) that are provided through a third party provider and the relevant Contract with the third party does not permit such service to be provided to Newco.

(b) (i) Without prejudice to a Recipient’s rights with respect to a Force Majeure, a Recipient may from time to time terminate this Agreement with respect to any Service, in whole but not in part: (A) for any reason or no reason

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upon providing at least sixty (60) days’ prior written notice to the Provider of such termination (unless a longer notice period is specified in the Schedules), in each case, subject to the obligation to pay Termination Charges; (B) if the Provider of such Service has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to exist thirty (30) days after receipt by the Provider of written notice of such failure from the Recipient; or (C) immediately upon mutual agreement of the Parties, and (ii) a Provider may terminate this Agreement with respect to one or more Services, in whole but not in part, at any time upon prior written notice to the Recipient if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services, and such failure shall be continued uncured for a period of thirty (30) days after receipt by the Recipient of a written notice of such failure from the Provider. If the termination of a Service pursuant to clause (i)(A) or (i)(B) would, in the reasonable determination of the Provider, require the termination or partial termination of, or otherwise affect the provision of, any other Service, the Provider shall, in the case of the termination of a Service pursuant to clause (i)(A), within thirty (30) days, and in the case of the termination of a Service pursuant to clause (i)(B), within fifteen (15) days, following the delivery of termination notices pursuant to such clauses, provide written notice to the Recipient listing each such affected Service and Recipient may withdraw its termination notice. If such termination notice is not withdrawn, Provider’s obligation to provide the Services listed in its notice shall terminate automatically with the termination of such Service. The relevant Schedule shall be updated to reflect any terminated Service. In the event that any Service is terminated other than at the end of a month, the Service Charge associated with such Service shall be pro-rated appropriately.

(c) A Recipient may from time to time request a reduction in part of the scope or amount of any Service. If requested to do so by the Recipient, the applicable Service Charge shall, to the extent appropriate (if any), be adjusted in light of all relevant factors, including the costs and benefits to the Provider of any such reductions and any applicable Termination Charges, in a manner consistent with the methodologies used to determine the Service Charges set forth in the applicable Schedules. The relevant Schedule shall be updated to reflect any reduced Service. In the event that any Service is reduced other than at the end of a month, the Service Charge associated with such Service for the month in which such Service is reduced shall be pro-rated appropriately.

Section 9.02. Effect of Termination. Upon termination of any Service pursuant to this Agreement, the Provider of the terminated Service will have no further obligation to provide the terminated Service, and the relevant Recipient will have no obligation to pay any future Service Charges relating to any such Service; provided that the Recipient shall remain obligated to the relevant Provider for the (i) Service Charges, any other fees, costs and expenses owed and

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payable in respect of Services pursuant to the terms of this Agreement provided prior to the effective date of termination and (ii) Termination Charges. Upon termination of any Service pursuant to this Agreement, the relevant Provider shall reduce for the next monthly billing period the amount of the Service Charge for the category of Services in which the terminated Service was included (such reduction to reflect the elimination of all costs incurred in connection with the terminated service to the extent the same are not required to provide other Services to the Recipient), and, upon request of the Recipient, the Provider shall provide the Recipient with documentation and/or information regarding the calculation of the amount of the reduction. In connection with termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article 1, the fourth sentence of Section 4.01(b), Article 7 (including liability in respect of any indemnifiable Losses under this Agreement arising or occurring on or prior to the date of termination), Article 8, Article 9, Article 10, all confidentiality obligations under this Agreement and liability for all due and unpaid Service Charges and Termination Charges shall continue to survive indefinitely.

Section 9.03. Force Majeure. (a) No Party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides to its Affiliates and its other business components with respect to such Service. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give reasonably prompt notice of suspension to the other Party stating the date and extent of such suspension and the cause thereof (provided, however, the failure of a Party to provide such notice shall not be deemed a waiver of its rights under this Section 9.03 except to the extent the other Party is actually prejudiced by such failure).

(b) During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider with respect to such Service(s) and shall be entitled to permanently terminate such Service(s) (and shall be relieved of the obligation to pay Service Charges for such Services(s) throughout the duration of such Force Majeure or any Termination Charges) if a Force Majeure shall continue to exist for more than ten (10) consecutive days, it being understood that

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Recipient shall not be required to provide any advanced notice of such termination to Provider.

ARTICLE 10

GENERAL PROVISIONS

Section 10.01. No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party an agent of another unaffiliated party in the conduct of such other party’s business. A Provider of any Service hereunder shall act as an independent contractor and not as the agent of the Recipient in performing such Service, maintaining control over its employees, its subcontractors and their employees and complying with all withholding of income at source requirements, whether federal, state, local or foreign.

Section 10.02. Subcontractors. A Provider may hire or engage one or more subcontractors to perform any or all of its obligations under this Agreement; provided that (1) such Provider shall use the same degree of care in selecting any such subcontractor as it would if such contractor was being retained to provide similar services to the Provider; and (2) such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the scope of the Services, the standard for services as set forth in Article 6 hereof and the content of the Services provided to the Recipient.

Section 10.03. Confidentiality. (a) Each Party agrees that it shall hold strictly confidential and shall use, and that it shall cause any Person to whom Confidential Information is disclosed pursuant to clause (i) below to hold strictly confidential and to use, the Confidential Information only for purposes of this Agreement and not for any other purpose. Subject to the limitations set forth in Section 7.02, each Party agrees that it shall be responsible for any breach of the provisions of this Section 10.03 by any of its Representatives to whom it discloses Confidential Information. Each Party further acknowledges and agrees that it shall not disclose any Confidential Information to any Person, except that Confidential Information may be disclosed:

(i) to such Party’s Representatives in the normal course of the performance of their duties with respect to this Agreement;

(ii) to the extent required by applicable Law (including complying with any oral or written questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process to which a Party is subject); provided that, unless otherwise required by Law, such Party agrees to give the other Party prompt notice of such request(s), to the extent practicable, so that the other Party may

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seek an appropriate protective order or similar relief (and such Party shall cooperate with such efforts by such other Party and shall in any event make only the minimum disclosure required by such Law, rule or regulation);

(iii) to the extent required by the rules and regulations of the Securities and Exchange Commission or stock exchange rules.

Nothing contained herein shall prevent the use (subject, to the extent possible, to a protective order) of Confidential Information in connection with the assertion or defense of any claim by or against any Party.

“Confidential Information” means any information concerning a Party or any Persons that are or become its Subsidiaries or the financial condition, business, operations or prospects of such Party or any such Subsidiaries in the possession of or furnished to any other Party, in each case, as a result of or in connection with the provision of Services pursuant to this Agreement; provided that the term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by such other Party or its directors, officers, employees, shareholders, partners, agents, counsel, investment advisers or other representatives (all such persons being collectively referred to as “Representatives”) in violation of this Agreement, (ii) was available to such other Party on a non-confidential basis prior to its disclosure to such other Party or its Representatives by such Party or (iii) becomes available to such other Party on a non-confidential basis from a source other than such Party after the disclosure of such information to such other Party or its Representatives by such Party, which source is (at the time of receipt of the relevant information) not, to such other Party’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) such Party or another Person; provided that, notwithstanding anything to the contrary contained herein, “Confidential Information” in the possession of Comcast or Newco or any of their respective Subsidiaries prior to the date of this Agreement shall not by virtue of the foregoing exceptions in clause (ii) or (iii) not be deemed Confidential Information and Comcast and Newco shall be obligated to keep or to cause to be kept such information confidential in accordance with the provisions of this Section 10.03 as fully as if they did not have access to such information prior to the date of this Agreement but only received it after the date of this Agreement.

(b) Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services hereunder.

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(c) This Section 10.03 shall not apply to the Parties’ obligations in respect of “Confidential Information” (as such term is defined in the Newco Operating Agreement), which shall be governed exclusively by the terms of the Newco Operating Agreement.

Section 10.04. Further Assurances. Each Party covenants and agrees that, without any additional consideration, it shall execute and deliver any further legal instruments and perform any acts that are or may become necessary to effectuate this Agreement.

Section 10.05. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.05):

(i)	if to Comcast:

Comcast Corporation One Comcast Center Philadelphia, PA 19103
	Attention:	General Counsel
	Facsimile:	(215) 286-7794

with a copy to:

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017
	Attention:	David L. Caplan Marc O. Williams
	Facsimile:	(212) 701-5800

(ii)	if to Newco:

NBC Universal, LLC 30 Rockefeller Plaza New York, NY 10012
	Attention:	General Counsel
	Facsimile:	(212) 664-2147

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Section 10.06. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.07. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement; provided, however, that nothing in this Agreement shall alter any Related Party Comcast Contract that GE and Comcast have agreed, pursuant to Section 6.20 of the Master Agreement or otherwise, will survive the Closing under the Master Agreement.

Section 10.08. No Third-Party Beneficiaries. Except as provided in Article 7 with respect to Provider Indemnified Parties and Recipient Indemnified Parties, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of Comcast or the Contributed Comcast Businesses, or entity any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.09. Governing Law. This Agreement and any Disputes (whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

Section 10.10. Venue. Each Party agrees that if any Dispute is not resolved by mediation undertaken pursuant to Section 8.01, such Dispute shall be resolved only in the courts of the State of New York sitting in the County of New York or the United States District Court for the Southern District of New York

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and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, each of the parties hereto by this Agreement irrevocably and unconditionally: submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the court of the United States of America for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and agrees that all claims in respect of any such Action shall be heard and determined in such New York State court or, to the extent permitted by Law, in such federal court; consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and agrees not to plead or claim the same; agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.05; and agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 10.11. Amendment; Waiver. No provision of this Agreement, including any Schedules hereto, may be amended, supplemented, waived or modified except by a written instrument making specific reference hereto or thereto signed by all the Parties. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. For the avoidance of doubt, any amendment, supplement, waiver or modification of the provisions of this Agreement, including any Schedules hereto, by the Parties shall be deemed a Related Party Transaction (as such term is defined in the Newco Operating Agreement) subject to Section 10.02 of the Newco Operating Agreement.

Section 10.12. Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedule are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (d) references to “$” shall mean U.S. dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i)

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the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) Comcast and Newco have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in any of this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; and (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 10.13. Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.14. Assignability. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Comcast and Newco, except that Comcast and Newco may each assign any or all of its rights and obligations under this Agreement to any of its Affiliates; provided that no such assignment shall release Comcast or Newco from any liability or obligation under this Agreement.

Section 10.15. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

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Section 10.16. Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Comcast, Newco or any of their respective Affiliates shall have any liability for any obligations or liabilities of Comcast, Newco or any of their respective affiliates, respectively, under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

COMCAST CORPORATION

By:	/s/ Robert S. Pick
	Name:	Robert S. Pick
	Title:	Senior Vice President

[Signature Page to Comcast Services Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

NAVY, LLC

By:	/s/ Malvina Iannone
	Name:	Malvina Iannone
	Title:	Vice President and Secretary, Navy Holdings, Inc. its sole member

[Signature Page to Comcast Services Agreement]

Notes to Schedules to Comcast Services Agreement

Scope of Comcast Services Agreement:

Schedule A-1 shall govern all services provided by Comcast Entities as described in Items 1 (excluding Item 1.1) and 6.3, and certain services as described in Item 5.5, of Section 5.20(a) of the Comcast Disclosure Letter, and shall supersede any existing Related Party Comcast Contracts relating thereto (whether written or oral). Schedule A-1 is not intended to cover any HR-related services (including those described in Items 1.1, 6.1 and 6.2 of Section 5.20(a) of the Comcast Disclosure Letter), which are set forth in Schedule A-2 and provided on the terms set forth in the Comcast Employee Matters Agreement.

Schedule A-2 sets forth a list of HR-related services (including those described in Items 1.1, 6.1 and 6.2 of Section 5.20(a) of the Comcast Disclosure Letter) currently anticipated to be provided by Comcast Entities to Newco or other Newco Entities pursuant to this Agreement, all of which services are also being provided pursuant to the Comcast Employee Matters Agreement, and this Agreement and the Comcast Employee Matters Agreement shall collectively supersede any existing Related Party Comcast Contracts relating to such services (whether written or oral); provided, however, that in the event of any conflict between the terms of this Agreement and the terms of the Comcast Employee Matters Agreement with respect to the provision of the services listed in Schedule A-2 (or any other HR-related services), the terms of the Comcast Employee Matters Agreement shall govern. A failure to include any services in Schedule A-2 shall not be deemed to limit Comcast Entities from providing such services to Newco or other Newco Entities, and the inclusion of any services in Schedule A-2 shall not be deemed to limit Comcast Entities from modifying or terminating such services, in each case in accordance with the terms of the Comcast Employee Matters Agreement and this Agreement as set forth in the preceding sentence.

Schedule B shall govern the use of space by Newco Entities (and provision of related services by Comcast Entities) at the Comcast Facilities as described in Item 4.1 and Item 4.2 of Section 5.20(a) of the Comcast Disclosure Letter, which as of the Closing Date are not subject to written agreements, and shall supersede any existing oral Related Party Comcast Contracts relating thereto. Schedule B does not include any Facility subject to an existing written agreement between a Comcast Entity and a Contributed Comcast Business, each of which shall survive and remain in effect in accordance with its respective terms.

Schedule C shall govern certain services provided by Contributed Comcast Businesses to Comcast Entities as of the Closing Date which are not subject to written agreements, and shall supersede any existing oral Related Party Comcast Contracts relating thereto.

Schedule D is intended to govern the use of space by Comcast Entities (and provision of related services by Newco Entities) at the Newco Facilities, which as of the Closing Date are not subject to written agreements. However, as of the Closing Date, all use of Newco Facilities by Comcast Entities (and provision of related services by Newco Entities) are subject to written agreements between a Comcast Entity and a Contributed Comcast Business, each of which shall survive and remain in effect in accordance with its respective terms.

Except as noted above or as otherwise provided in Section 6.20(b) of the Comcast Disclosure Letter, these Schedules shall not serve to amend, modify, terminate or supersede any Related Party Comcast Contract listed in Section 5.20(a) of the Comcast Disclosure Letter (whether written or oral) except as and to the extent a particular Related Party Comcast Contract is addressed herein, in which case the terms provided herein shall apply, and all such Related Party Comcast Contracts not addressed herein shall survive and remain in effect in accordance with their respective terms.

Footnotes to Schedules:

(1)	Each of these Services will continue until such Service is terminated in accordance with Section 2.02.

(2)	Each of these Services may be transitioned to Newco and will continue only until such Service is so transitioned or otherwise terminated in accordance with Section 2.02.

(3)	All Services designated with this Note may be transitioned to Newco, but only all together and not on an individual basis, and will continue only until all such Services are so transitioned together or all such Services (or any of them) is otherwise terminated in accordance with Section 2.02.

(4)	The identified Service Charges do not include payments to third parties on behalf of, or otherwise attributable to the provision of such Services to, the Newco Entities (including the Contributed Comcast Businesses). All such third party payments will be charged to the applicable Newco Entities to which they relate (with an equitable allocation of any such amounts that relate to Newco Entities and other Comcast Entities).

Notes to Schedules to Comcast Services Agreement (cont.)

(5)	All Services designated with this Note will be covered under a single annual Service Charge in the amount of [***] for calendar year 2011 (pro rated based upon when the Closing Date occurs), subject to (i) a [***] increase each year thereafter (including on the additional [***] added pursuant to the following clause (ii)) plus (ii) commencing in 2015, the addition of [***] to such Service Charge (in addition to the [***] increase for that year pursuant to the foregoing clause (i)). This Service Charge will be charged to Newco in advance in equal monthly installments. The amount of this Service Charge has been determined based upon Comcast’s anticipated reasonable fully allocated costs in providing such Services to Newco.

(6)	For purposes of the column, the following terms shall have the following respective meanings:

“Contributed Comcast Business Employees” means (i) all Comcast Transferred Employees (as defined in the Comcast Employee Matters Agreement), including employees covered under the Comcast Global Employee Services Agreement dated the Closing Date between Comcast and Newco, and (ii) all individuals who become employees of any Contributed Comcast Business following the Closing and are added to Comcast’s payroll/benefits platform (which will not include any individuals who transfer from positions with NBCU Businesses), but excluding any of the foregoing who (a) are International Comcast Transferred Employees or (b) transfer to positions with NBCU Businesses at or following the Closing and are added to Newco’s (or any of its Subsidiaries’) payroll/benefits platform rather than remaining on Comcast’s payroll/benefits platform.

“Qualifying Newco Employees” means (i) NBCU Business Employees (as defined in the NBCU Employee Matters Agreement) who are on GE’s payroll/benefits platform as of immediately prior to the Closing and become Newco Employees (as defined in the Comcast Employee Matters Agreement) at Closing and are added to Newco’s (but not one of its Subsidiaries’) payroll/benefits platform, and (ii) all individuals who become employees of any NBCU Business following the Closing and are added to Newco’s (but not one of its Subsidiaries’) payroll/benefits platform (including individuals who transfer from positions with Contributed Comcast Businesses), but excluding any of the foregoing who are International NBCU Transferred Employees.

“Newco Employees” has the meaning ascribed in the Comcast Employee Matters Agreement.

(7)	For purposes of this Item only, “Contributed Comcast Business Employees” includes any individuals (whether or not a Comcast Transferred Employee) who transfer from a position with Comcast or any Comcast Subsidiary (including any Contributed Comcast Business) to a position with an NBCU Business at or following the Closing and make an election to continue contributing to Comcast’s deferred compensation plan rather than participating in Newco’s deferred compensation program.

(8)	Each of these services will terminate upon transition of Contributed Comcast Business Employees to Newco’s payroll/benefits platform, which is currently anticipated to occur on January 1, 2012.

(9)	This Anticipated Service Charge Methodology reflects a preliminary estimate of the methodology and, where appropriate, amount of the charges for each service. The actual charges associated with these services will be governed by the terms of the Comcast Employee Matters Agreement.

(10)	The identified Service Charges reflect the actual monthly rent plus approximate additional monthly charges to the applicable Contributed Comcast Business(es) during calendar year 2010, and cover only the space identified under Current Usage. With respect to any additional space in excess of the Current Usage, the Service Charges may be adjusted to reflect Comcast’s reasonable fully allocated cost in providing the additional space and related services. For purposes of the foregoing, it is understood that the allocation of costs by Comcast in substantially the same manner as it allocates costs generally across its businesses shall be deemed “reasonable”.

(11)	For each Comcast Facility, use of space identified under Current Usage and related services will continue until the earliest of (i) the date the applicable Comcast Entity no longer occupies such Comcast Facility, (ii) the date the applicable Newco Business(es) no longer require use of such space, provided that Newco provides Comcast with at least 12 months advance written notice, or (iii) termination in accordance with Section 4.01(b).

(12)	Each of these Services will continue until the earlier of (i) the date the applicable Comcast Service Recipient notifies Newco that it no longer requires such Service, or (ii) termination in accordance with Section 2.02.

Schedule A-1

Comcast Services to be Provided to Newco Entities

Item Number	Function	Short Description	Description	Comcast Service Provider	Newco Service Recipient(s)	Service Expiration Date	Service Charge to Contributed Comcast Businesses (4)	Service Charge to Other Newco Entities (4)
CORP-1	Corporate	Executive Management	Management and oversight services by Comcast’s executive management team.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

CORP-2	Corporate	Corporate Development	Management of all merger and acquisition, joint venture, divestiture and new investment activities.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

CORP-3	Corporate	Strategy and Planning	Advise on strategic issues and initiatives on a case by case basis.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

CORP-4	Corporate	External and Regulatory Affairs	Provide advice and assistance to international and U.S. federal, state and local government affairs and public relations personnel at Newco businesses; manage public policy activities; oversee and set strategy for regulatory and legislative efforts company-wide.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

CORP-5	Corporate	Aviation	With respect to Comcast executives (including Comcast executives who are also Newco executives) traveling on Newco business, plan travel arrangements through Classic Services and provide air transportation on Comcast-operated and chartered airplanes. Oversee Newco’s aviation practices with respect to Newco’s executive and talent travel, including approval of Newco’s aviation policy and the charter companies used to provide aviation services, and review of annual reporting of Newco’s aviation usage.	Comcast Corp	All Newco Entities	(1)	Individual business units are charged in accordance with Comcast’s internal billing policy for corporate aircraft, which currently provides that (i) use of Comcast Corporate Aircrafts is charged at a flat billing rate per flight hour determined on a quarterly basis based on the actual variable costs (e.g., temporary help, fuel, repairs and maintenance, aircraft telephone, catering, outside services, crew services and trip expenses) of operating such planes for that period; and (ii) use of Net Jets and other Charter flights is charged based on the actual invoiced costs. Costs for flights with employees from multiple business units are apportioned based on number of employees from each business unit.

CORP-6	Corporate	Travel Services	Manage and administer employee travel services through Comcast travel agent (currently Carlson Wagonlit).	Comcast Corp	All Contributed Comcast Subsidiaries	(2)	[***]	N/A

CORP-7	Corporate	Relocation Services	Manage and administer employee relocation services through third party service.	Comcast Corp	All Contributed Comcast Subsidiaries	(2)	[***]	N/A

IT-1	Information Technology	Directory Services	Administer secure access to internal Comcast network through use of Active Directory Authentication, DNS, DHCP and IP address management.	Comcast Cable	All Comcast Programming personnel located at any of the facilities identified in Schedule B or CMC’s Littleton, CO facility and Versus personnel located at its Stamford, CT facility, all as of Closing	(2)	[***]	N/A

IT-2	Information Technology	Instant Messaging	Setup and administer instant messaging communications using Microsoft Communicator.	Comcast Cable	All Comcast Programming personnel located at any of the facilities identified in Schedule B or CMC’s Littleton, CO facility and Versus personnel located at its Stamford, CT facility, all as of Closing	(2)	[***]	N/A

Schedule A-1

Comcast Services to be Provided to Newco Entities

Item Number	Function	Short Description	Description	Comcast Service Provider	Newco Service Recipient(s)	Service Expiration Date	Service Charge to Contributed Comcast Businesses (4)	Service Charge to Other Newco Entities (4)
IT-3	Information Technology	Record Retention	Administer electronic record retention for legal demands, including eDiscovery, data collection for electronic records for e-mail, IM, custodian documents and voicemail.	Comcast Cable	All Comcast Programming personnel located at any of the facilities identified in Schedule B or CMC’s Littleton, CO facility and Versus personnel located at its Stamford, CT facility, all as of Closing	(2)	[***]	N/A

IT-4	Information Technology	Helpdesk	Provide IT support to employees 24x7x365 through toll-free phone and web for service incidents and requests.	Comcast Cable	All Comcast Programming personnel located at any of the facilities identified in Schedule B or CMC’s Littleton, CO facility and Versus personnel located at its Stamford, CT facility, all as of Closing	(2)	[***]	N/A

IT-5	Information Technology	PC Support	Provide PC support, maintenance and upgrades for desktop / laptop workstations.	Comcast Cable	All Comcast Programming personnel located at any of the facilities identified in Schedule B or CMC’s Littleton, CO facility, all as of Closing	(2)	[***]	N/A

IT-6	Information Technology	Phone Support	Provide support for desk / office phones.	Comcast Cable	All Comcast Programming personnel located at any of the facilities identified in Schedule B or CMC’s Littleton, CO facility, all as of Closing	(2)	[***]	N/A

IT-7	Information Technology	Procurement	Procure and maintain inventory for IT assets such as PC, phones and other accessories.	Comcast Cable	All Comcast Programming personnel located at any of the facilities identified in Schedule B or CMC’s Littleton, CO facility, all as of Closing	(2)	[***]	N/A

IT-8	Information Technology	Conferencing Services	Administer audio and video conferencing services (e.g., Intercall and LiveMeeting).	Comcast Cable	All Contributed Comcast Businesses	(2)	[***]	N/A

IT-9	Information Technology	Telecom Services	Manage and administer telecommunications billing and order management for telephony related services.	Comcast Cable	All Comcast Programming personnel located at any of the facilities identified in Schedule B or CMC’s Littleton, CO facility, all as of Closing	(2)	[***]	N/A

IT-10	Information Technology	Data Connectivity	Manage and administer data circuits and connectivity, including provisioning and monitoring services.	Comcast Cable	All Comcast Programming personnel located at any of the facilities identified in Schedule B or CMC’s Littleton, CO facility, all as of Closing	(2)	[***]	N/A

Schedule A-1

Comcast Services to be Provided to Newco Entities

Item Number	Function	Short Description	Description	Comcast Service Provider	Newco Service Recipient(s)	Service Expiration Date	Service Charge to Contributed Comcast Businesses (4)	Service Charge to Other Newco Entities (4)
IT-11	Information Technology	Voice Connectivity	Manage and administer voice circuits and connectivity, including provisioning and monitoring services.	Comcast Cable	All Comcast Programming personnel located at any of the facilities identified in Schedule B, CMC’s Littleton, CO facility or Comcast Programming’s New York, NY facility, all as of Closing	(2)	[***]	N/A

IT-12	Information Technology	IP Network	Manage and maintain IP Network; network transport for LAN / WAN communications.	Comcast Cable	All Comcast Programming personnel located at any of the facilities identified in Schedule B or CMC’s Littleton, CO facility, all as of Closing	(2)	[***]	N/A

IT-13	Information Technology	Remote Access Services	Provide and administer remote access services via secure VPN.	Comcast Cable	All Comcast Programming personnel located at any of the facilities identified in Schedule B or CMC’s Littleton, CO facility, all as of Closing	(2)	[***]	N/A

IT-14	Information Technology	PC/Network Security	Provide and maintain end-point security in alignment with compliance objectives (PCI, SOX, etc.), such as anti-virus, anti-malware, personal firewall, laptop encryption, etc.	Comcast Cable	All Comcast Programming personnel located at any of the facilities identified in Schedule B or CMC’s Littleton, CO facility, all as of Closing	(2)	[***]	N/A

IT-15	Information Technology	Enterprise Licensing	Negotiate and maintain enterprise license agreements (e.g., Microsoft Enterprise) and provide access to such agreements as applicable.	Comcast Cable	All Contributed Comcast Businesses	(2)	[***]	N/A

IT-16	Information Technology	Comcast-Spectacor IT Services	Provide the IT services described in Items IT-1 through IT-15 above to Comcast Sports Management Services and the Comcast Regional Sports/News Networks, except for any such services provided by Comcast Cable as described above.	Comcast-Spectacor	Comcast Sports Management Services and the Comcast Regional Sports/News Networks	(2)	Charges are negotiated annually based on Comcast-Spectacor’s IT costs and the total number of users at Comcast Sports Management Services and the Comcast Regional Sports/News Networks. For 7/1/10 - 6/30/11, charges are approximately [***].	N/A

IT-17	Information Technology	Domain Name Management and Hosting (Non-Comcast Domains)	Manage, through its secured domain registrar (currently Corporation Service Company (CSC)), all domain names (excluding those subject to the Amended and Restated Trademark License Agreement dated as of November 18, 2009 by and among Comcast Corporation and the Contributed Comcast Subsidiaries party thereto, as amended) for the Contributed Comcast Subsidiaries (excluding NECN, Exercise TV and those comprising the Comcast Entertainment Group) and host all DNS for such domain names.	Comcast Cable	All Contributed Comcast Subsidiaries other than NECN, Exercise TV and those comprising the Comcast Entertainment Group	(2)	[***]	N/A

Schedule A-1

Comcast Services to be Provided to Newco Entities

Item Number	Function	Short Description	Description	Comcast Service Provider	Newco Service Recipient(s)	Service Expiration Date	Service Charge to Contributed Comcast Businesses (4)	Service Charge to Other Newco Entities (4)
IT-18	Information Technology	Domain Name Management and Hosting (Comcast Domains)	Manage, through its secured domain registrar (currently Corporation Service Company (CSC)), all domain names subject to the Amended and Restated Trademark License Agreement dated as of November 18, 2009 by and among Comcast Corporation and the Contributed Comcast Subsidiaries party thereto, as amended, for such Contributed Comcast Subsidiaries and host all DNS for such domain names.	Comcast Cable	All Contributed Comcast Subsidiaries subject to the Amended and Restated Trademark License Agreement dated as of November 18, 2009 by and among Comcast Corporation and the Contributed Comcast Subsidiaries party thereto, as amended	(1)	[***]	N/A

T/CF-1	Treasury/Corp Finance	Financings	Oversee, structure and secure all financing related to the capitalization of the Newco Entities (e.g., bank, bond, other forms of funding).	Comcast Corp	All Newco Entities	(1)	[***]	(5)

T/CF-2	Treasury/Corp Finance	Borrowings	Oversee cash fundings, revolver and commercial paper borrowings by the Newco Entities as needed.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

T/CF-3	Treasury/Corp Finance	Forecasting	Provide cash forecasting support and review (does not include the cash forecasting function itself, which will be performed by Newco personnel).	Comcast Corp	All Newco Entities	(1)	[***]	(5)

T/CF-4	Treasury/Corp Finance	Letters of Credit	Manage issuance, maintenance and fee processing for all letters of credit.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

T/CF-5	Treasury/Corp Finance	Derivatives - Interest Rate Swaps	Manage analysis, execution, valuation and ISDA management of all interest rate swaps, including compliance with Comcast’s derivatives policy.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

T/CF-6	Treasury/Corp Finance	Derivatives - Foreign Exchange Rate Swaps	Oversee foreign exchange rate swap function, including compliance with Comcast’s derivatives policy (does not include the analysis, execution, valuation and ISDA management of such swaps, which will be performed by Newco personnel).	Comcast Corp	All Newco Entities	(1)	[***]	(5)

T/CF-7	Treasury/Corp Finance	Bank Relationships	Manage and maintain bank relationships.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

T/CF-8	Treasury/Corp Finance	Cash Management	Provide cash management services, including liquidity management, investment of short term cash, opening and closing bank accounts and product support, analysis and approval of bank bills.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

T/CF-9	Treasury/Corp Finance	DHC Management Services	Provide management, business, accounting and financial services to subsidiaries that are organized as Delaware Holding Companies pursuant to written management agreements entered into with each such DHC.	Comcast Capital Corporation	All Newco Entities organized as DHCs	(1)	[***] (subject to annual adjustment on the same basis as applied to other Comcast-owned DHCs).

T/CF-10	Treasury/Corp Finance	Software	Administer Treasury workstation software (Thompson Reuters), account analysis software (Weiland) and bank account management software.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

INS-1	Insurance/Risk Management	Insurance Services	Manage insurance portfolio, including placement and administration of all insurance policies and related programs, providing information and advice regarding insurance coverage, contract language/requirements, new projects and shows and addressing third party production coverage issues or concerns.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

Schedule A-1

Comcast Services to be Provided to Newco Entities

Item Number	Function	Short Description	Description	Comcast Service Provider	Newco Service Recipient(s)	Service Expiration Date	Service Charge to Contributed Comcast Businesses (4)	Service Charge to Other Newco Entities (4)
INS-2	Insurance/Risk Management	Insurance Coverage	Participation for Newco businesses under Comcast’s company-wide insurance program, where appropriate.	Comcast Corp	All Newco Entities	(1)	Premiums and other insurance costs (e.g., broker fees) for insurance policies applicable to a specific individual business unit are charged directly to that business unit; premiums and other insurance costs for all other insurance policies are allocated across all applicable business units based on appropriate metric (e.g., percentage of total property values for property insurance; headcount for employee practices liability insurance; revenue for errors & omissions insurance; etc.); claim deductibles are charged to the individual business unit to which the claim relates.

INS-3	Insurance/Risk Management	Insurer/Broker Relationships	Manage and maintain broker and insurer relationships, including monitoring adherence to service standards/contracts and conduct claim reviews, conducting periodic stewardship meetings (no less than once per year), and monitoring the administrative performance of brokers to ensure satisfaction of certificate of insurance needs.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

INS-4	Insurance/Risk Management	Budget Guidance	Provide budget guidance as it relates to insurance, including reviewing all premium and claim-related invoices and approving payment.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

F/A-1	Finance/Accounting	SEC Reporting	Review all required SEC submissions (e.g., annual 10-Ks, quarterly 10-Qs, periodic 8-Ks for significant events) (does not include preparation of filings, which will be performed by Newco personnel).	Comcast Corp	All Newco Entities	(1)	[***]	(5)

F/A-2	Finance/Accounting	General Accounting Advice	Provide support and advice for GAAP and other general accounting and reporting questions.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

F/A-3	Finance/Accounting	Equity Compensation	Provide accounting services relating to equity compensation awards.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

F/A-4	Finance/Accounting	Audits	Oversee audits by independent accounting firms.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

F/A-5	Finance/Accounting	Software and Systems	Provide access to, and support for, finance and accounting software and systems, including Oracle (GL, AP and fixed asset), Essbase (financial), SAP (payroll), Hyperion (financial) and ADP (payroll check processing).	Comcast Corp	All Newco Entities	(1)	[***]	(5)

F/A-6	Finance/Accounting	CIM General Accounting

Provide the following general accounting services:

- facilitate internal and external financial reporting, including maintenance of general ledger and essbase systems and preparation and submission of quarterly and year-end reporting to corporate accounting

- prepare certain journal entries

- review and post journal entries into Oracle

- select balance sheet account reconciliations

- compile and submit certain tax schedules to corporate tax department

- maintain fixed asset ledger, including preparation of fixed and intangible asset roll-forward schedules

- manage software capitalization policies and procedures

- liaison with external auditors

- provide general guidance related to company policies and GAAP

				Comcast Interactive Media / Comcast Cable	Fandango (including Fandango Marketing); DailyCandy (including DailyCandy Commerce); CIM National Sales and CIM Advertising Strategy and Operations	(2)	[***]	N/A

F/A-7	Finance/Accounting	CIM Accounts Payable Services	Provide the following accounts payable management services: - processing invoices - disburse checks and ACH/wires - process 1099s - review expense reports for compliance with Comcast policies - administer P-card program	Comcast Interactive Media / Comcast Cable	Fandango (including Fandango Marketing); DailyCandy (including DailyCandy Commerce); CIM National Sales and CIM Advertising Strategy and Operations	(2)	[***]	N/A

Schedule A-1

Comcast Services to be Provided to Newco Entities

Item Number	Function	Short Description	Description	Comcast Service Provider	Newco Service Recipient(s)	Service Expiration Date	Service Charge to Contributed Comcast Businesses (4)	Service Charge to Other Newco Entities (4)
F/A-8	Finance/Accounting	CIM Payroll Services	Provide the following payroll services: - administer bi-weekly payroll in SAP system - prepare payroll and compensation-related journal entries	Comcast Interactive Media / Comcast Cable	Fandango (including Fandango Marketing); DailyCandy (including DailyCandy Commerce); CIM National Sales and CIM Advertising Strategy and Operations	(2)	[***]	N/A

F/A-9	Finance/Accounting	CIM Billing Services	Provide the following services: - prepare and distribute customer invoices - record cash receipts into lockbox - perform routine collection activities - add/change customer master in subledger	Comcast Interactive Media / Comcast Cable	DailyCandy (including DailyCandy Commerce)	(2)	[***]	N/A

F/A-10	Finance/Accounting	CIM Accounts Receivable Services	Administer A/R allowance/write-off policies and procedures	Comcast Interactive Media / Comcast Cable	Fandango (including Fandango Marketing); DailyCandy (including DailyCandy Commerce); CIM National Sales and CIM Advertising Strategy and Operations	(2)	[***]	N/A

IA-1	Internal Audit	General Audit Services	Conduct reviews and audits of financial processes and outputs, internal controls, risk management and corporate governance.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

IA-2	Internal Audit	SOX Services	Conduct audits required under the Sarbanes-Oxley Act to ensure that controls over the financial reporting processes operate effectively, including documenting procedures, identifying risk and testing controls.	Comcast Corp	All Newco Entities	(1)	(5)	(5)

TAX-1	Tax	Tax Returns	Compile and file all applicable federal, state, local and foreign tax returns for Contributed Comcast Businesses.	Comcast Corp	All Contributed Comcast Subsidiaries	(2)	[***]	N/A

TAX-2	Tax	Tax Payments	Administer quarterly and annual estimated and actual payments by Contributed Comcast Businesses to all federal, state and local revenue service entities.	Comcast Corp	All Contributed Comcast Subsidiaries	(2)	[***]	N/A

TAX-3	Tax	Tax Oversight and Advice	Oversee Newco tax function, including providing general tax advice regarding structuring, negotiating and implementing transactions and business activities, but excluding any services that are provided by the “Tax Matters Member” under Newco’s LLC agreement.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

CP-1	Corporate Purchasing	Procurement Services	Provide access to and use of Comcast Corporate Contracts assuming that Comcast’s ownership percentage of Newco is sufficient to allow the use. Comcast should proactively supply a list of relevant contracts for which Newco qualifies for participation under the applicable ownership thresholds. Comcast shall have no obligation to negotiate for particular ownership thresholds in any particular contract in order to permit participation by Newco thereunder. Comcast may limit Newco’s access to sensitive contracts or portions thereof.	Comcast Cable	All Newco Entities	(1)	[***]	(5)

L/C-1	Legal/Compliance	Legal Services	Provide (i) legal advice regarding mergers and acquisitions, divestitures, joint ventures, investments, financings and other similar transactional activities; (ii) legal oversight of antitrust matters; and (iii) legal advice regarding SEC matters and approval and coordination of SEC filings required to be made by Newco.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

Schedule A-1

Comcast Services to be Provided to Newco Entities

Item Number	Function	Short Description	Description	Comcast Service Provider	Newco Service Recipient(s)	Service Expiration Date	Service Charge to Contributed Comcast Businesses (4)	Service Charge to Other Newco Entities (4)
L/C-2	Legal/Compliance	Transition of Legal Matters	Transition all outstanding legal matters (other than those described in Item L/C-1) relating to the Contributed Comcast Businesses as of the Closing to Newco personnel, including employee benefits and ERISA matters; SEC, FCC and other regulatory matters; intellectual property matters (including patent prosecution, patent litigation, trademark, domain name and copyright registration and protection and technology, licensing and rights agreements); labor and employment matters (including employment, severance and related agreements); real estate matters; litigation; and other miscellaneous legal matters, including transfer of all relevant records and files.	Comcast Corp	All Contributed Comcast Subsidiaries	(2)	[***]	N/A

L/C-3	Legal/Compliance	Legal Administration	Maintain and administer legal organization charts and legal policy database and coordinate various contract databases between Comcast and Newco.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

L/C-4	Legal/Compliance	Legal Administration Transition	Provide access to, and support for, e-billing and matter management software, legal hold software and other applicable software and systems. Provide other corporate services, such as maintaining minute books, handling annual meetings and related legal entity administration.	Comcast Corp	All Contributed Comcast Subsidiaries	(2)	[***]	N/A

L/C-5	Legal/Compliance	Comcast Code of Conduct	Maintain and administer Comcast Code of Conduct and included policies; develop, maintain and administer online integrity training courses; develop, maintain and administer eCOI tool.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

L/C-6	Legal/Compliance	Legal Compliance/ Policies	Maintain and administer legal risk assessment project; legal aspects of ERM processes; legal aspects of SOX processes; political activities compliance (e.g., pay-to-play); EthicsPoint Case Management System/Helpline; and other policies, procedures and tools adopted or specified by the Comcast Law Department (excluding Records Retention).	Comcast Corp	All Newco Entities	(1)	[***]	(5)

L/C-7	Legal/Compliance	Strategic Intellectual Property	Provide advice and support for patent litigation, patent licensing and other patent-related matters. Manage and administer patent harvesting (e.g., assisting in the capture of new patentable ideas) and patent acquisition/licensing activities.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

L/C-8	Legal/Compliance	Comcast-Spectacor Legal Services	Provide legal advice and assistance to Comcast Sports Management Services and the Comcast Regional Sports/News Networks as needed, consistent with past practice.	Comcast-Spectacor	Comcast Sports Management Services and the Comcast Regional Sports/News Networks	(2)	Charges are negotiated annually based on estimated time spent on matters for Contributed Comcast Businesses. For 7/1/10 - 6/30/11, charges are approximately [***]	N/A

CC-1	Corporate Communications	Employee Communications	Manage and provide access to TeamComcast, Comcast Live, Team Fan, Leadership Link and other internal communications resources for employee communication.	Comcast Corp	All Contributed Comcast Subsidiaries	(2)	[***]	N/A

CC-2	Corporate Communications	Employee Communications	Provide relevant content from Comcast’s internal employee communications resources for use with Newco’s internal employee communications resources.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

CC-3	Corporate Communications	External Communications	Provide advice and assistance to communications departments of Newco businesses relating to press releases and other media communications; set strategy and coordinate media messaging company-wide.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

Schedule A-1

Comcast Services to be Provided to Newco Entities

Item Number	Function	Short Description	Description	Comcast Service Provider	Newco Service Recipient(s)	Service Expiration Date	Service Charge to Contributed Comcast Businesses (4)	Service Charge to Other Newco Entities (4)
CC-4	Corporate Communications	Investor Relations	Provide financial and operational information to institutional and individual investors and financial analysts; include Newco financial information in quarterly earnings releases, earnings calls, annual shareholder meeting materials; assist in coordinating public disclosure of financial information with Comcast and Newco accounting and financial personnel.	Comcast Corp	All Newco Entities	(1)	[***]	(5)

T/O-1	Technical/ Operations	Fiber Distribution	Provide Comcast SportsNet Philadelphia with the following access to Comcast Cable’s fiber network (all feeds are in IP format): - 1 SD program service feed and 1 HD program service feed of CSN-Phi’s service from Wachovia Center, Philadelphia, PA to Comcast Cable’s applicable regional headends - 6 contribution link feeds from Wachovia Center, Philadelphia, PA to other Comcast Sports Group locations - 2 interconnect feeds from Wachovia Center, Philadelphia, PA to The Comcast Network’s studio in Penns Landing, Philadelphia, PA	Comcast Cable	Comcast SportsNet Philadelphia	(3)	[***]	N/A

T/O-2	Technical/ Operations	Signal Transport	Provide signal transport for CSN-Phi’s program service from Wachovia Center, Philadelphia, PA to Armstrong Cable’s headend in Oxford, PA.	Comcast Cable	Comcast SportsNet Philadelphia	(3)	[***]	N/A

T/O-3	Technical/ Operations	Fiber Distribution

Provide The Comcast Network with the following access to Comcast Cable’s fiber network (all feeds are in IP format):

- 1 SD program service feed and 1 HD program service feed of TCN’s Philadelphia zone service from TCN’s studio in Penns Landing, Philadelphia, PA to Comcast Cable’s applicable regional headends

- 1 SD program service feed and 1 HD program service feed of TCN’s Mid-Atlantic zone service from TCN’s studio in Penns Landing, Philadelphia, PA to Comcast Cable’s applicable regional headends

- 1 SD program service feed of TCN’s National zone service from TCN’s studio in Penns Landing, Philadelphia, PA to Comcast Cable’s applicable regional headends

- 2 backhaul feeds from TCN’s studio in Washington, DC to other Comcast Sports Group locations

- 1 SD contribution link, 1 HD contribution link and 5 inbound programming links from Comcast Sports Group locations to TCN’s studio in Penns Landing, Philadelphia, PA

				Comcast Cable	The Comcast Network	(3)	[***]	N/A

Schedule A-1

Comcast Services to be Provided to Newco Entities

Item Number	Function	Short Description	Description	Comcast Service Provider	Newco Service Recipient(s)	Service Expiration Date	Service Charge to Contributed Comcast Businesses (4)	Service Charge to Other Newco Entities (4)
T/O-4	Technical/ Operations	Fiber Distribution

Provide Comcast SportsNet Mid-Atlantic with the following access to Comcast Cable’s fiber network (all feeds are in IP format):

- 1 HD service feed of CSN-MA’s Washington service from CSN-MA’s facility in Bethesda, MD to Comcast Cable’s applicable regional headends

- 1 HD service feed of CSN-MA’s Baltimore service from CSN-MA’s facility in Bethesda, MD to Comcast Cable’s applicable regional headends

- 1 programming feed from Univ. of MD, College Park, MD to CSN-MA’s facility in Bethesda, MD

- 6 contribution links from CSN-MA’s facility in Bethesda, MD to other Comcast Sports Group locations

- 1 event backhaul feed from Verizon Center, Washington, DC to CSN-MA’s facility in Bethesda, MD

- 2 event backhaul feeds from CSN-MA’s studio in Baltimore, MD to CSN-MA’s facility in Bethesda, MD

- 1 news feed from Raven’s stadium, Owing Mills, MD to CSN-MA’s facility in Bethesda, MD

- 1 news feed from Orioles’ Camden Yards, Baltimore, MD to CSN-MA’s facility in Bethesda, MD

- 4 event backhaul feeds from Redskins’ FedEx Field, Landover, MD to CSN-MA’s facility in Bethesda, MD

- 4 inbound programming links from Comcast Sports Group locations to CSN-MA’s facility in Bethesda, MD

				Comcast Cable	Comcast SportsNet Mid-Atlantic	(3)	[***]	N/A

T/O-5	Technical/ Operations	Fiber Distribution	Provide Comcast SportsNet Northwest with the following access to Comcast Cable’s fiber network (all feeds are in IP format): - 1 backhaul feed from KJR radio, Seattle, WA to Rose Garden, Portland, OR - 1 backhaul feed (of Rainiers Baseball) from Tacoma, WA to Rose Garden, Portland, OR - 1 program feed (used for NBA blackouts in Spokane, WA) from Rose Garden, Portland, OR to Comcast Cable’s Spokane, WA headend	Comcast Cable	Comcast SportsNet Northwest	(3)	[***]	N/A

T/O-6	Technical/ Operations	Fiber Distribution	Provide Cable Sports Southeast with the following access to Comcast Cable’s fiber network (all feeds are in IP format): - 1 backhaul feed from each of Turner Field, Georgia Dome, Phillips Arena and WXIA-TV, all in Atlanta, GA to CSS’s facility in Norcross, GA - 1 bi-directional link from Level 3’s Atlanta POP to CSS’s facility in Norcross, GA - 1 backhaul feed from WQXI radio, Crawford, GA to CSS’s facility in Norcross, GA - 1 backhaul feed (of Gwinnet Braves Baseball) from Charter’s facility in Sugar Hill, GA to CSS’s facility in Norcross, GA	Comcast Cable	Cable Sports Southeast	(3)	[***]	N/A

T/O-7	Technical/ Operations	Fiber Distribution	Provide Comcast SportsNet Bay Area with the following access to Comcast Cable’s fiber network (all feeds are in IP format): - 1 inbound programming feed from Comcast Sports Group locations to CSN-BA’s facility in San Francisco, CA - 1 contribution link from CSN-BA’s facility in San Francisco, CA to other Comcast Sports Group locations	Comcast Cable	Comcast SportsNet Bay Area	(3)	[***]	N/A

Schedule A-1

Comcast Services to be Provided to Newco Entities

Item Number	Function	Short Description	Description	Comcast Service Provider	Newco Service Recipient(s)	Service Expiration Date	Service Charge to Contributed Comcast Businesses (4)	Service Charge to Other Newco Entities (4)
T/O-8	Technical/ Operations	Fiber Distribution	Provide Comcast SportsNet California with the following access to Comcast Cable’s fiber network (all feeds are in IP format): - 1 backhaul feed from KNBR radio, San Francisco, CA to CSN-CA’s facility in Sacramento, CA - 1 backhaul feed (of Sacramento Kings Basketball) from Arco Arena, Sacramento, CA to CSN-CA’s facility in Sacramento, CA	Comcast Cable	Comcast SportsNet California	(3)	[***]	N/A

T/O-9	Technical/ Operations	Fiber Distribution	Provide Comcast SportsNet New England with the following access to Comcast Cable’s fiber network (all feeds are in IP format): - 1 bi-directional feed from CSN-NE’s facility in Burlington, MA to NECN’s facility in Newton, MA	Comcast Cable	Comcast SportsNet New England	(3)	[***]	N/A

T/O-10	Technical/ Operations	Fiber Distribution

Provide New England Cable News with the following access to Comcast Cable’s fiber network (all feeds are in IP format except as noted):

- 5 SD program service feeds (analog video format) of NECN’s service (1 for each of Boston Zone, Outer Zone, Boston Zone Spare, Norwell, MA (VOD) and Hartford, CT), 2 SD program service feeds (IP format) of NECN’s service (1 for each of Boston Zone and Outer Zone) and 2 HD program service feeds (IP format) of NECN’s service (1 for each of Boston Zone and Outer Zone) from NECN’s facility in Newton, MA to Comcast Cable’s Needham, MA headend

- 1 contribution link from NECN’s facility in Newton, MA to other Comcast Sports Group locations

- 3 inbound programming feeds from Comcast Sports Group locations to NECN’s facility in Newton, MA

				Comcast Cable	New England Cable News	(3)	[***]	N/A

T/O-11	Technical/ Operations	Signal Transport / Backhaul

Provide New England Cable News with the following signal transport / backhaul services (all feeds are in analog video format):

- 1 SD program service feed from Comcast facility in Berlin, CT to Comcast facility in West Haven, CT

- 1 SD program service feed from Comcast facility in Westfield, MA to AT&T facility in Winsor Locks, CT

- 1 SD program service feed from Comcast facility in Milford, MA to Charter’s headend in Oxford, MA

- 1 SD program service feed from NECN’s facility in Newton, MA to Norwood Electric’s headend

- 1 SD program service feed from NECN’s facility in Newton, MA to Braintree Electric’s headend

- 1 SD program service feed from NECN’s facility in Newton, MA to RCN’s headend in Woburn, MA

- 1 backhaul feed from Cable Cod Times, Barnstable, MA to NECN’s facility in Newton, MA

- 1 backhaul feed from NECN’s bureau at WTNH, Winsor Locks, CT to NECN’s facility in Newton, MA

- 1 backhaul feed from NECN’s bureau at WGGB, Springfield, MA to NECN’s facility in Newton, MA

- 1 backhaul feed from NECN’s bureau in Manchester, NH to NECN’s facility in Newton, MA

				Comcast Cable	New England Cable News	(3)	[***] (subject to annual CPI increase effective 1/1/11)	N/A

Schedule A-2

Anticipated Comcast HR Service to be Provided to Newco Entities

Item Number	Function	Short Description	Description	Comcast Service Provider	Newco Eligible Employees (6)	Service Expiration Date	Anticipated Service Charge Methodology (9)
HR-1	Human Resources	Benefits Administration

(A) Manage and administer all Comcast employee benefit plans, including access to and support for all applicable HR software and systems (e.g., SAP for payroll).

(B) Oversee management and administration of all Newco employee benefit plans, including coordination with Comcast employee benefit plans and vendors and access to and support for all applicable HR software and systems.

				Comcast Cable	(A) Contributed Comcast Business Employees and Qualifying Newco Employees (B) Newco Employees	(A) (8) (B) (2)

(A) and (B) Reasonable general administrative and overhead expenses (excluding third party administrative costs included in the per employee allocation described below) will be allocated to Newco based on the proportion of Newco Eligible Employees relative to total Comcast employees (including Newco Eligible Employees). For example, in 2011 this amount is currently estimated to be approximately [***].

(A) Total third party administrative costs associated with the Comcast employee benefit plans described in Items 2 and 4-10 (to the extent not paid out of the plans themselves) will be allocated across all employees eligible to participate in such plans and will be charged to Newco based on the number of Contributed Comcast Business Employees. For example, in 2011 this amount is currently estimated to be approximately [***] (Newco will have its own third party administrative costs associated with its benefit plans, which will be billed to and paid directly by Newco).

HR-2	Human Resources	Comcast ESPP	Manage and administer participation in Comcast’s Employee Stock Purchase Plan, under which employees are able to purchase shares of Comcast Class A Common Stock at a discount through payroll deductions.	Comcast Cable	Contributed Comcast Business Employees	(8)	Contributions to the Comcast ESPP program will be paid directly by employee participants through payroll deductions, which aggregate payroll withholdings for Newco Eligible Employees will be paid to Comcast. The fair value of the discount amount (calculated in accordance with applicable accounting directives) for contributions to the Comcast ESPP program by Newco Eligible Employees will be charged to Newco.

HR-3	Human Resources	Newco ESPP	Oversee and coordinate management and administration of Newco’s Employee Stock Purchase Plan, under which Newco Employees will be able to purchase shares of Comcast Class A Common Stock at a discount through payroll deductions, including reviewing participation information provided by Newco personnel and providing shares purchased under the plan.	Comcast Cable	Newco Employees that are eligible to participate in such plan	Until terminated by Comcast	Contributions to the Newco ESPP program will be paid directly by employee participants through payroll deductions, which aggregate payroll withholdings for Newco Eligible Employees will be paid to Comcast. The fair value of the discount amount (calculated in accordance with applicable accounting directives) for contributions to the Newco ESPP program by Newco Eligible Employees will be charged to Newco.

HR-4	Human Resources	Employee Benefits	Provide participation in the following Comcast employee benefit plans: - Adoption Assistance - Tuition Reimbursement	Comcast Cable	Contributed Comcast Business Employees and Qualifying Newco Employees	Until terminated by Comcast	Actual costs of employee participation in these plans will be charged to Newco.

HR-5	Human Resources	Employee Benefits	Provide participation in the following Comcast employee benefit plans: - Vision - Commuter benefits - Health/Dependent Care flexible spending accounts	Comcast Cable	Contributed Comcast Business Employees and Qualifying Newco Employees	Until terminated by Comcast	Employee pays 100% of actual benefit cost through payroll deductions, which aggregate payroll withholdings for Newco Eligible Employees will be paid to Comcast.

HR-6	Human Resources	Employee Benefits	Provide participation in the following Comcast employee benefit plans: - Supplemental Life and AD&D Insurance - Voluntary Benefits (e.g., pet insurance, homeowner’s insurance)	Comcast Cable	Contributed Comcast Business Employees	(8)	Employee pays 100% of actual benefit cost through payroll deductions, which aggregate payroll withholdings for Newco Eligible Employees will be paid to Comcast.

Schedule A-2

Anticipated Comcast HR Service to be Provided to Newco Entities

Item Number	Function	Short Description	Description	Comcast Service Provider	Newco Eligible Employees (6)	Service Expiration Date	Anticipated Service Charge Methodology (9)
HR-7	Human Resources	Employee Benefits	Provide participation in Comcast’s Retiree Medical Stipend benefit plan.	Comcast Cable	Contributed Comcast Business Employees	(8)	Plan expenses (calculated in accordance with FAS 106) will be charged to Newco based on participation by Newco Eligible Employees. For example, in 2011 this amount is currently estimated to be approximately [***].

HR-8	Human Resources	Employee Benefits	Provide participation in the following Comcast employee benefit plans: - Medical and Prescription Drug plans - Dental PPP and HMO plans	Comcast Cable	Contributed Comcast Business Employees and Qualifying Newco Employees	Until terminated by Comcast	Employer’s share of premiums and other actual benefit costs under these plans will be charged to Newco based on participation by Newco Eligible Employees. Employee’s share of premiums and other actual benefit costs under these plans will be paid directly by employees through payroll deductions, which aggregate payroll withholdings for Newco Eligible Employees will be paid to Comcast.

HR-9	Human Resources	Employee Benefits	Provide participation in the following Comcast employee benefit plans: - Basic Life and AD&D Insurance - Long-term Disability Insurance - Short-term Disability Insurance	Comcast Cable	Contributed Comcast Business Employees	(8)	Employer’s share of premiums and other actual benefit costs under these plans will be charged to Newco based on participation by Newco Eligible Employees. Employee’s share of premiums and other actual benefit costs under these plans, if any, will be paid directly by employees through payroll deductions, which aggregate payroll withholdings for Newco Eligible Employees will be paid to Comcast.

HR-10	Human Resources	Employee Benefits	Provide participation in Comcast’s AYCO Financial Planning Services employee benefit program.	Comcast Cable	Contributed Comcast Business Employees	(8)	Fees paid to AYCO for this program are included in the per employee allocation described in Item HR-1.

HR-11	Human Resources	Employee Benefits	Provide participation in Comcast’s Accolade Health Advisory Services employee benefit program.	Comcast Cable	Contributed Comcast Business Employees located at the Comcast Center in Philadelphia, PA and Qualifying Newco Employees	Until terminated by Comcast	Fees paid to Accolade for this program with respect to Comcast employees and Contributed Comcast Business Employees will be allocated across all such employees eligible to participate in this program and will be charged to Newco based on the number of Contributed Comcast Business Employees eligible to so participate. Fees paid to Accolade for this program with respect to Qualifying Newco Employees will be billed to and paid directly by Newco.

HR-12	Human Resources	Employee Benefits	Provide participation in Comcast’s Employee Assistance Program.	Comcast Cable	Contributed Comcast Business Employees	(8)	Administrative fees associated with the EAP will be allocated across all employees eligible to participate in the EAP and will be charged to Newco based on the number of Contributed Comcast Business Employees eligible to so participate. For example, in 2011 this amount is currently estimated to be approximately [***].

HR-13	Human Resources	Comcast 401(k) Plan	Provide participation in the Comcast Retirement Investment Plan (401(k) plan).	Comcast Cable	Contributed Comcast Business Employees	(8)	Contributions by employee participants to the 401(k) plan will be paid directly by such employee participants through payroll deductions based on their elections, which payroll withholdings will be directed to the plan administrator for deposit into participants’ accounts. Matching contributions will be charged to Newco based on participation by Newco Eligible Employees.

Schedule A-2

Anticipated Comcast HR Service to be Provided to Newco Entities

Item Number	Function	Short Description	Description	Comcast Service Provider	Newco Eligible Employees (6)	Service Expiration Date	Anticipated Service Charge Methodology (9)
HR-14	Human Resources	Comcast Deferred Compensation Plan	Manage and administer participation by eligible employees in Comcast’s unfunded, nonqualified deferred compensation plan.	Comcast Cable	Contributed Comcast Business Employees (7)	For so long as Newco Eligible Employees continue to participate on such plan	Contributions by employee participants to the deferred compensation plan will be paid directly by such employee participants through payroll deductions based on their elections, which aggregate payroll withholdings for Newco Eligible Employees will be paid to Comcast. Additional contributions to the deferred compensation plan on behalf of Newco Eligible Employees that are not deducted from compensation (e.g., amounts required to be credited to employee participants’ accounts under employment agreements, if any) will be charged to Newco. The amount of interest credited to each Newco Eligible Employee participant’s account will be charged to Newco.

HR-15	Human Resources	Compensation Administration	Manage and administer participation by eligible employees in Comcast’s long term compensation plan, which provides for Comcast stock option and Comcast restricted stock unit grants. Comcast Corporation joins in employment agreements for purposes of equity compensation arrangements included in such agreements.	Comcast Corp	Newco Employees that are eligible to participate in such plan	Until terminated by Comcast

The fair market value (calculated in accordance with FAS 123R) of all Comcast stock options and Comcast restricted stock units granted to Newco Eligible Employees (including grants to Contributed Comcast Business Employees made prior to Closing that vest after Closing) will be charged to Newco.

Reasonable general administrative and overhead expenses (excluding third party administrative costs included in the per employee allocation described below) will be allocated to Newco based on estimated time spent by applicable Comcast personnel on participation by Newco Eligible Employees. For example, in 2011 this amount is currently estimated to be approximately [***].

Total third party administrative costs associated with the Comcast long term compensation plan will be allocated across all employees who participate in such plan and will be charged to Newco based on the number of Newco Eligible Employees who so participate. For example, in 2011 this amount is currently estimated to be approximately [***].

HR-16	Human Resources	Compensation Administration	Provide participation in Comcast’s severance plans.	Comcast Cable	Contributed Comcast Business Employees as of the Closing (i.e., excluding individuals who become employees of any Contributed Comcast Business following the Closing for any reason)	2 years after Closing	All severance benefits paid to or on behalf of Newco Eligible Employees will be charged to Newco.

Schedule A-2

Anticipated Comcast HR Service to be Provided to Newco Entities

Item Number	Function	Short Description	Description	Comcast Service Provider	Newco Eligible Employees (6)	Service Expiration Date	Anticipated Service Charge Methodology (9)
HR-17	Human Resources	Payroll Processing

Provide the following payroll services:

- payroll processing and support

- processing of transactions for earnings and deductions*

- payroll tax transactions, including local, state, federal, and unemployment taxes

- coordinating all payroll tax filings with outsource provider

- garnishment transaction processing

- payroll, tax, and garnishment compliance with all local, state, and federal laws and regulations

- audits of all payroll transactions*

- review of payroll trends*

- design, configuration, and testing of SAP Payroll rules and work schedules

- internal and external reporting

- customer service and support*

				Comcast Cable	Contributed Comcast Business Employees (excluding Comcast Sports Management Services and Comcast Regional Sports/News Network personnel with respect to those services marked with an asterisk (*))	(8)	Reasonable general administrative and overhead expenses will be allocated to Newco based on the proportion of Newco Eligible Employees relative to total Comcast employees (including Newco Eligible Employees), subject to a [***] discount for Comcast Sports Management Services and Comcast Regional Sports/News Network personnel. For example, in 2011 this amount is currently estimated to be approximately [***] ([***] for Comcast Sports Management Services and Comcast Regional Sports/News Network personnel), for a total of approximately [***] for the year.

HR-18	Human Resources	Broadband Services	Provide discounted broadband services to Newco Eligible Employees on terms determined by Comcast from time to time.	Comcast Cable	Contributed Comcast Business Employees and Qualifying Newco Employees, in each case who reside within a Comcast Cable service area	Until terminated by Comcast	Any applicable costs for the discounted broadband services will be charged directly to the applicable Newco Eligible Employee; [***] to Newco.

HR-19	Human Resources	Employee Policies	Make available generally applicable employee policies, practices, systems and tools as described in Comcast’s employee handbook, such as vacation policies and the Employee Service Center for transactional HR assistance relating to benefits.	Comcast Cable	Contributed Comcast Business Employees	(8)	Reasonable general administrative and overhead expenses are included in Item HR-1; actual costs of participation by Newco Eligible Employees will be charged to Newco.

Schedule B

Use of Comcast Facilities by Newco Entities

Item Number	Comcast Location Used by Newco	Owned/Leased	Comcast Entity Providing Space	Newco Business(es) Using Space	Type of Space	Current Usage	Current Headcount Occupying Space	Service Charge (10)	Termination Date
B-1	One Comcast Center, Philadelphia, PA	Leased	Comcast Corp	Comcast Programming HQ, Versus, Sprout, Comcast Sports Management	Office & Studio	5 floors (1/2 of one floor is currently utilized by Comcast Cable)	279	[***]	(11)

B-2	18 West Mercer Street, Seattle, WA	Leased	Comcast Cable	International Media Distribution	Office	200 sq.ft.	2	[***] (parking charge)	(11)

B-3	4450 E Commerce Way, Sacramento, CA	Owned	Comcast Cable	Comcast SportsNet California	Office	1,725 sq.ft.	2	[***]	(11)

B-4	2925 Courtyards Drive, Norcross, GA	Leased	Comcast Cable	Cable Sports Southeast	Office & Studio	7,299 sq.ft. (office) 4,000 sq.ft. (studio)	23	[***] rent (office) [***] rent (studio)	(11)

B-5	5801 Metro Drive, Baltimore, MD	Owned	Comcast Cable	Comcast SportsNet Mid-Atlantic	Office	700 sq.ft.	2	[***]	(11)

B-6	1351 Columbus Blvd., Philadelphia, PA	Leased	Comcast Cable	The Comcast Network	Office & Studio	7,000 sq.ft.	30	[***]	(11)

B-7	101 Constitution Avenue, Washington D.C.	Leased	Comcast Cable	The Comcast Network	Studio	4,206 sq.ft.	N/A (utilized as needed based on availability)	[***] + approx. [***] charge for taxes and maintenance	(11)

B-8	300 New Jersey Avenue, Washington D.C.	Leased	Comcast Corp	Newco External/ Regulatory Affairs	Office	N/A	N/A	Comcast’s reasonable fully allocated cost	(11)

Schedule C

Newco Services to be Provided to Comcast Entities

Item Number	Function	Short Description	Description	Newco Service Provider	Comcast Service Recipient(s)	Service Expiration Date	Service Charge
C-1	Affiliate Sales	Affiliate sales for Select on Demand	Manage affiliate sales on behalf of Comcast Cable’s Select on Demand programming offering.	Comcast Network Distribution	Comcast Cable	(12)	[***]

C-2	Production Services	Local Origination production services	Provide use of studio at CSN-MA’s Bethesda, MD facility and production personnel to produce Comcast’s Newsmakers program and other local origination programming, consistent with past practice (approximately 1 day/month). Studio usage to be subject to Newco production schedules consistent with past practice. Newco to have no liability for third party distribution or equipment failures.	Comcast SportsNet Mid-Atlantic	Comcast Cable	(12)	[***] for use of studio; any incremental overtime paid to CSN-MA employees as a result of Comcast Cable production is charged to Comcast Cable.

C-3	Production Services	Local Origination production services	Provide use of studio at TCN’s Washington, DC facility to produce Comcast’s Newsmakers program and other local origination programming, consistent with past practice (approximately 1 day/month). Studio usage to be subject to Newco production schedules consistent with past practice. Newco to have no liability for third party distribution or equipment failures.	The Comcast Network	Comcast Cable	(12)	[***] for use of studio based on current level of usage.

C-4	Information Technology	IT Services at New York Facility	Provide the IT services described in Items IT-10 and IT-12 in Schedule A to Comcast Spotlight at Comcast Programming’s New York, NY facility. Assist Comcast Cable in providing the IT services described in Items IT-5, IT-6 and IT-7 in Schedule A to Comcast Spotlight at Comcast Programming’s New York, NY facility.	Comcast Entertainment Group	Comcast Spotlight personnel located at Comcast Programming’s New York, NY facility	(12)	[***]

Schedule D

Use of Newco Facilities by Comcast Entities

All use of Newco Facilities by Comcast Entities (and provision of related services by Newco Entities) are subject to written agreements in place as of the Closing Date, which agreements shall survive and remain in effect in accordance with their respective terms, and such Facilities shall not be covered by this Agreement.